Registration No. 333-144571

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-144571

UNDER THE SECURITIES ACT OF 1933

DYNCORP INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	01-0824791
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3190 Fairview Park Drive, Suite 700, Falls Church, VA	22042
(Address of Principal Executive Offices)	(Zip Code)

Gregory S. Nixon

Senior Vice President, General Counsel & Corporate Secretary

DynCorp International Inc.

3190 Fairview Park Drive, Suite 700

Falls Church, Virginia 22042

(Name and address of agent for service)

(571) 722-0210

(Telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional class of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filed, a non-accelerated filer, or a smaller reporting company. See the definitions of a “large accelerated filer,” “accelerated filer,” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, as amended, which was originally filed on July 13, 2007 (File No. 333-144571) (the “Registration Statement”), to register the resale of 11,500,000 shares of Class A common stock, par value $.01 per share (the “Securities”) is being filed to deregister unsold Securities at the request of DynCorp International Inc., a Delaware corporation (the “Registrant”).

On April 11, 2010, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Delta Tucker Holdings, Inc., a Delaware corporation (“Parent”) and Delta Tucker Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Parent. The Merger Agreement provides for the merger of Merger Sub with and into the Registrant, with the Registrant continuing as a wholly-owned direct subsidiary of Parent (the “Merger”). The closing for the Merger has occurred, and the Merger became effective on July 7, 2010 (the “Effective Time”) pursuant to the Certificate of Merger filed on the same date with the Secretary of State of the State of Delaware. As provided for in the Merger Agreement, at the Effective Time each outstanding share of common stock of the Registrant (other than certain shares held by certain members of the Registrant’s management) was automatically converted into the right to receive $17.55 in cash, without interest. In addition, all restricted stock units of the Registrant vested at the Effective Time and were converted into the right to receive $17.55 in cash, without interest.

As a result of the Merger, the Registrant has terminated any offering of its Securities pursuant to the Registration Statement. By means of this Post-Effective Amendment No. 1, the Registrant hereby removes from registration all of such Securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, DynCorp International Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, State of Virginia, on this 8th day of July, 2010.

DYNCORP INTERNATIONAL INC.

By:	/S/ MICHAEL J. THORNE
	Name:	Michael J. Thorne
	Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ WILLIAM L. BALLHAUS William L. Ballhaus	President, Chief Executive Officer and Director (Principal Executive Officer)	July 8, 2010

/S/ MICHAEL J. THORNE Michael J. Thorne	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 8, 2010

/S/ STEVEN F. GAFFNEY Steven F. Gaffney	Chairman of the Board	July 8, 2010

Michael Hagee	Director

/S/ BRETT INGERSOLL Brett Ingersoll	Director	July 8, 2010

John Tilelli	Director